Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of October 23, 2007 and is between Willow Financial Bancorp, Inc., a Pennsylvania corporation (the “Corporation”), Willow Financial Bank, a federally chartered savings bank and a wholly owned subsidiary of the Corporation (the “Bank”), and Donna M. Coughey (the “Executive”).

WITNESSETH

WHEREAS, the Corporation was previously known as Willow Grove Bancorp, Inc., and the Bank was previously known as Willow Grove Bank;

WHEREAS, the Executive is currently employed as the President and Chief Executive Officer of the Corporation and the Bank, and the Corporation, the Bank and the Executive have previously entered into an employment agreement dated July 15, 2005 (the “Prior Agreement”);

WHEREAS, the Corporation and the Bank (together the “Employers”) desire to amend and restate the Prior Agreement in order to make changes to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as well as certain other changes; and

WHEREAS, in order to induce the Executive to remain in the employ of the Employers and in consideration of the Executive’s agreeing to remain in the employ of the Employers, the parties desire to specify the severance benefits which shall be due the Executive by the Employers in the event that her employment with the Employers is terminated under specified circumstances;

NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.                                      Definitions. The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

(a)                                  Accrued Benefits. Accrued Benefits means (i) all salary earned or accrued through the date the Executive’s employment is terminated but not yet paid; (ii) reimbursement for any and all monies advanced in connection with the Executive’s employment for reasonable and necessary expenses incurred by the Executive through the date the Executive’s employment is terminated, subject to the requirements of Section 4 hereof and provided that such expenses have not been previously reimbursed; (iii) any bonus earned by the Executive for a performance period ending prior to the Date of Termination, but not yet paid to the Executive, under any bonus or incentive compensation plan or plans in which the Executive is a participant; (iv) any vacation time accrued by the Executive under this Agreement or in accordance with the Employers’ policies but not yet used or forfeited; and (v) to the extent not previously paid or provided to the Executive, all other payments and benefits to which the Executive may be entitled under the terms of, and at the times specified in, any applicable compensation or benefit plan, program or arrangement of the Employers in which the

Executive was participating, with it being understood that the Executive shall not receive any benefits pursuant to any severance plan.

(b)                                 Base Salary. “Base Salary” shall have the meaning set forth in Section 3(a) hereof.

(c)                                  Cause. Termination of the Executive’s employment for “Cause” shall mean termination because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement.

(d)                                 Change in Control. “Change in Control” shall mean a change in the ownership of the Corporation or the Bank, a change in the effective control of the Corporation or the Bank or a change in the ownership of a substantial portion of the assets of the Corporation or the Bank, in each case as provided under Section 409A of the Code and the regulations thereunder.

(e)                                  Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated for Cause, the date on which the Notice of Termination is given, (ii) if the Executive’s employment is terminated due to her death, the date of death, and (iii) if the Executive’s employment is terminated for any other reason, the date specified in such Notice of Termination.

(f)                                    Disability. “Disability” shall mean the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employers.

(g)                                 Effective Date. The Effective Date of this Agreement shall mean the date first written above.

(h)                                 Good Reason. Termination by the Executive of the Executive’s employment for “Good Reason” shall mean termination by the Executive based on the occurrence of any of the following events:

(i) any material breach of this Agreement by the Employers, including without limitation any of the following: (A) a material diminution in the Executive’s base compensation, (B) a material diminution in the Executive’s authority, duties or responsibilities as prescribed in Section 2, or (C) any requirement that the Executive report to a corporate officer or employee of the Employers instead of reporting directly to the Boards of Directors of the Employers, or

(ii) any material change in the geographic location at which the Executive must perform her services under this Agreement;

provided, however, that prior to any termination of employment for Good Reason, the Executive must first provide written notice to the Employers within ninety (90) days of the initial existence of the condition, describing the existence of such condition, and the Employers shall thereafter have the right to remedy the condition within thirty (30) days of the date the Employers received the written notice from the Executive. If the Employers remedy the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition. If the Employers do not remedy the condition within such thirty (30) day cure period, then the Executive may deliver a Notice of Termination for Good Reason at any time within sixty (60) days following the expiration of such cure period.

(i)                                     IRS. IRS shall mean the Internal Revenue Service.

(j)                                     Notice of Termination. Any purported termination of the Executive’s employment by the Employers for any reason, or by the Executive for any reason, including without limitation for Good Reason, shall be communicated by a written “Notice of Termination” to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, (iii) specifies a Date of Termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the Employers’ termination of Executive’s employment for Cause, which shall be effective immediately, and except as set forth in Section 20(a) hereof; and (iv) is given in the manner specified in Section 12 hereof.

(k)                                  Pre-Merger Options. Pre-Merger Options means those options to purchase common stock of Chester Valley Bancorp, Inc. (“Chester Valley”) which remained unvested immediately prior to the acquisition of Chester Valley by the Corporation.

(l)                                     Present Value. Present Value of payments that would otherwise be made in the future shall be determined using a discount rate equal to the applicable federal rate prescribed under Section 1274(d) of the Code for the month in which the Date of Termination occurs, compounded semi-annually.

(m)                               Retirement. “Retirement” shall mean voluntary termination by the Executive in accordance with the Employers’ retirement policies, including early retirement, generally applicable to their salaried employees.

2.                                      Term of Employment.

(a)                                  Each of the Employers hereby employs the Executive as President and Chief Executive Officer, and the Executive hereby accepts said employment and agrees to render such services to the Employers on the terms and conditions set forth in this Agreement. The term of employment under this Agreement shall be for three years, commencing on July 1, 2007 and, upon approval of the Board of Directors of each of the Employers, shall extend for an additional year on each subsequent July 1 such that at any time the remaining term of this Agreement shall be from two to three years in the absence of notice to the contrary. Prior to July 1, 2008 and each July 1 thereafter, the Board of Directors of each of the Employers shall consider and review (after taking into account all relevant factors, including the Executive’s performance hereunder) an extension of the term of this Agreement, and the term shall continue to extend each July 1 if the Boards of Directors approve such extension unless the Executive gives written notice to the Employers of the Executive’s election not to extend the term, with such written notice to be given not less than thirty (30) days prior to any such July 1. If the Board of Directors of either of the Employers elects not to extend the term, it shall give written notice of such decision to the Executive not less than thirty (30) days prior to any such July 1. If any party gives timely notice that the term will not be extended as of any July 1, then this Agreement shall terminate at the conclusion of its remaining term. References herein to the term of this Agreement shall refer both to the initial term and successive terms.

(b)                                 During the term of this Agreement, the Executive shall perform such executive services for the Employers as may be consistent with her titles and from time to time assigned to her by the Boards of Directors of the Employers. During the term of this Agreement, the Executive shall devote her best efforts and her full time effort to the affairs and business of the Employers.

(c)                                  The Executive shall be nominated to be a member of the Board of Directors of the Corporation, and shall be a member of the Board of Directors of the Bank, as long as the Executive remains an employee in good standing and/or has not violated any of the terms and provisions of this Agreement. Termination of employment for any reason shall be deemed to be a resignation from the Board of Directors of the Corporation and from the Board of Directors of the Bank.

3.                                      Compensation and Benefits.

(a)                                  Base Salary. The Employers shall compensate and pay the Executive for her services during the term of this Agreement at a minimum base salary of $350,000 per year (“Base Salary”), which may be increased from time to time in such amounts as may be determined by the Boards of Directors of the Employers and may not be decreased without the Executive’s express written consent. In addition to her Base Salary, the Executive shall be entitled to receive during the term of this Agreement such bonus payments as may be determined by the Boards of Directors of the Employers.

(b)                                 Benefit Plans. During the term of this Agreement, the Executive shall be entitled to participate in and receive the benefits of any pension or other retirement benefit plan, profit sharing plan, stock option plan, employee stock ownership plan, welfare and fringe benefit arrangements, or such other employee benefit plans, programs, policies, benefits, arrangements and privileges given to employees and executives of the Employers, to the extent commensurate with her then duties and responsibilities, as fixed by the Boards of Directors of the Employers. The Employers shall not make any changes in such plans, benefits or privileges which would adversely affect the Executive’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Employers and does not result in a disproportionately greater adverse change in the rights of or benefits to the Executive as compared with any other executive officer of the Employers. Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to the Executive pursuant to Section 3(a) of this Agreement. Notwithstanding the foregoing, in the event that the Executive participates in any employee benefit plan, program, policy or arrangement offered by

Chester Valley and/or First Financial (the “Chester Valley Plans”) that is continued following the Effective Date, the Executive shall not be entitled to participate in any employee benefit plan, program, policy or arrangement of the Employers (the “Employer Plans”) that provides similar benefits until the Chester Valley Plan is terminated, suspended or merged into the corresponding Employer Plan.

(c)                                  Vacation. During the term of this Agreement, the Executive shall be entitled to a minimum of four weeks of paid vacation each calendar year. The Executive shall not be entitled to accumulate unused vacation time from one year to the next, except to the extent authorized by the Employers’ vacation policies or by the Boards of Directors of the Employers. Accrued but unused vacation in the year of termination of employment shall be treated as an Accrued Benefit pursuant to which the Executive shall be entitled to payment based on the Executive’s then current Base Salary.

(d)                                 Executive Survivor Income Agreement. The Employers expressly assume and agree to perform the Executive Survivor Income Agreement dated July 2, 2003 between the Executive and First Financial Bank, as amended (the “Survivor Income Agreement”) in the same manner and to the same extent that First Financial Bank would be required to perform the Survivor Income Agreement if no succession had occurred; provided, however, that the parties hereto acknowledge and agree that any payments to the Executive pursuant to the Survivor Income Agreement will be subject to the limitations set forth in Section 20 of this Agreement, as applicable.

(e)                                  SERP. During the term of this Agreement, the Executive will be entitled to participate in a supplemental executive retirement plan of the Employers to be established for the Executive’s benefit.

(f)                                    Club Membership. The Employers shall provide the Executive with membership in a dining club or other organization, as may be agreed upon from time to time by the Boards of Directors of the Employers. If the costs of the club memberships are paid in the first instance by the Executive, the Employers shall reimburse the Executive therefor. Such reimbursement shall be paid promptly by the Employers and in any event no later than March 15 of the year immediately following the year in which such costs were paid by the Executive.

(g)                                 Automobile Allowance. The Employers shall provide the Executive with an automobile allowance of $1,200 per month, payable monthly. The Executive shall document her business use of the automobile, including mileage and other incidental costs, and provide such documentation as may be reasonably required by the Employers.

(h)                                 Service Credit. The Employers shall provide the Executive with credit for her years of service with First Financial Bank and its predecessors, to the extent reflected on the books of First Financial Bank, for the purpose of determining eligibility to participate in and the vesting of benefits (but not for accrual of benefits) under each Employer Plan in which the Executive becomes a participant.

(i)                                     Treatment of Pre-Merger Options. The parties hereto agree that the Pre-Merger Options held by the Executive shall be converted into stock options to purchase the common stock of the Corporation in accordance with the terms of the Agreement and Plan of Merger, dated as of

January 20, 2005 (the “Merger Agreement”), between the Corporation and Chester Valley. The Executive previously waived her right to accelerated vesting of the Pre-Merger Options as of the completion of the acquisition of Chester Valley by the Corporation and the parties hereto agree that the Pre-Merger Options shall continue to vest in the ordinary course pursuant to the existing vesting schedule.

(j)                                     Proration. The Executive’s compensation, benefits and expenses shall be paid by the Corporation and the Bank in the same proportion as the time and services actually expended by the Executive on behalf of each respective Employer.

4.                                      Expenses. The Employers shall reimburse the Executive or otherwise provide for or pay for all reasonable expenses incurred by the Executive in furtherance of or in connection with the business of the Employers, including, but not by way of limitation, reasonable entertainment expenses (whether incurred at the Executive’s residence, while traveling or otherwise), subject to such reasonable documentation and other limitations as may be established by the Boards of Directors of the Employers. If such expenses are paid in the first instance by the Executive, the Employers shall reimburse the Executive therefor. Such reimbursement shall be paid promptly by the Employers and in any event no later than March 15 of the year immediately following the year in which such expenses were incurred.

5.                                      Termination.

(a)                                  General. The Employers shall have the right, at any time upon prior Notice of Termination, to terminate the Executive’s employment hereunder for any reason, and the Executive shall have the right, upon prior Notice of Termination, to terminate her employment hereunder for any reason. Any payments to be made under Sections 5(c), 5(h) or 5(i) shall be contingent on the Executive’s prior execution and non-revocation of a mutual release substantially in the form attached hereto as Exhibit A; provided, however, that if the Employers refuse to execute such mutual release, the Executive’s obligation to execute and not revoke the release as a precondition to receiving such severance benefits shall terminate.

(b)                                 For Cause. In the event that the Executive’s employment is terminated by the Employers for Cause, the Executive shall be entitled to any Accrued Benefits but shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination. The Accrued Benefits shall be paid to the Executive within ten (10) business days after the Date of Termination, except that Accrued Benefits under employee benefit plans shall be paid in accordance with the terms of such plans. In the event the Employers desire to terminate the Executive’s employment for Cause, the Executive shall be given an opportunity, together with counsel, to meet with the Boards of Directors of the Employers either prior to the Date of Termination or within ten (10) days thereafter. A determination that Cause exists shall be made by a majority of the Board of Directors in writing, which shall specify the basis for such determination. The Employers may suspend the Executive’s titles, duties and authority pending the Executive’s meeting with the Boards of Directors, and such suspension shall not constitute Good Reason.

(c)                                  Voluntary Termination by the Executive. In the event the Executive terminates her employment hereunder other than for death, Disability, Retirement or Good Reason, then the

Executive shall be entitled to any Accrued Benefits but shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination. The Accrued Benefits shall be paid to the Executive within ten (10) business days after the Date of Termination, except that Accrued Benefits under employee benefit plans shall be paid in accordance with the terms of such plans.

(d)                                 Death. In the event the Executive’s employment hereunder is terminated due to death, the Executive’s estate or named beneficiaries shall be entitled to death benefits in accordance with the terms of the Survivor Income Agreement. The Employers shall also (i) provide the Executive’s estate or named beneficiaries with any Accrued Benefits, with such Accrued Benefits to be paid within ten (10) business days after the date of death, except that Accrued Benefits under employee benefit plans shall be paid in accordance with the terms of such plans, (ii) pay the Executive’s spouse a lump sum payment equal to one-half of the Base Salary that would have been paid to the Executive for the then remaining term of this Agreement but for such death, and (iii) provide the Executive’s spouse and any dependents covered as of the Date of Termination with continued medical and dental coverage for the then remaining term of this Agreement but for such death, with such coverage to be provided in compliance with Section 5(i) hereof. In addition, the pre-Merger Options shall become immediately vested and exercisable (to the extent not previously vested and exercisable) and shall remain exercisable for the period provided under the applicable option agreement. Other than as set forth above, neither the Executive nor her estate or named beneficiaries shall have any right pursuant to this Agreement to compensation or other benefits for any period after the Date of Termination.

(e)                                  Disability. In the event the Executive’s employment hereunder is terminated due to Disability, the Employers shall (i) provide the Executive with any Accrued Benefits, with such Accrued Benefits to be paid within ten (10) business days after the Date of Termination, except that Accrued Benefits under employee benefit plans shall be paid in accordance with the terms of such plans, and (ii) provide continued life, medical and dental coverage to the Executive and any dependents covered as of the Date of Termination for the then remaining term of this Agreement but for such Disability, with such coverage to be provided in compliance with Section 5(i) hereof. In addition, the pre-Merger Options shall become immediately vested and exercisable (to the extent not previously vested and exercisable) and shall remain exercisable for the period provided under the applicable option agreement. Other than as set forth above, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the Date of Termination.

(f)                                    Retirement. In the event the Executive’s employment hereunder is terminated due to Retirement, the Employers shall (i) provide the Executive with any Accrued Benefits, with such Accrued Benefits to be paid within ten (10) business days after the Date of Termination, except that Accrued Benefits under employee benefit plans shall be paid in accordance with the terms of such plans, and (ii) provide continued life, medical and dental coverage to the Executive and any dependents covered as of the Date of Termination for the then remaining term of this Agreement but for such Retirement, with such coverage to be provided in compliance with Section 5(i) hereof. In addition, the pre-Merger Options shall become immediately vested and exercisable (to the extent not previously vested and exercisable) and shall remain exercisable for the period provided under the applicable option agreement. Other than as set forth above, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the Date of Termination.

(g)                                 Involuntary Termination. In the event that either (A) the Executive’s employment is terminated by the Employers for other than Cause or the Executive’s Disability, Retirement or death or (B) such employment is terminated by the Executive for Good Reason, then the Employers shall (i) provide the Executive with any Accrued Benefits, with such Accrued Benefits to be paid within ten (10) business days after the Date of Termination, except that Accrued Benefits under employee benefit plans shall be paid in accordance with the terms of such plans, (ii) pay to the Executive, within thirty (30) days following the Date of Termination, a lump sum amount equal to the Present Value of the Base Salary that the Executive would have earned for the then remaining term of this Agreement, based on the Executive’s then current Base Salary, and (iii) provide continued life, medical and dental coverage to the Executive and any dependents covered as of the Date of Termination for the then remaining term of this Agreement but for such termination, with such coverage to be provided in compliance with Section 5(i) hereof. In addition, the pre-Merger Options shall become immediately vested and exercisable (to the extent not previously vested and exercisable) and shall remain exercisable for the period provided under the applicable option agreement. Notwithstanding the foregoing, this Section 5(g) shall not be applicable if the termination of employment occurs concurrently with or within twenty-four (24) months following a Change in Control.

(h)                                 Change in Control Termination. In the event that either (i) the Executive’s employment is terminated concurrently with or within twelve (12) months following a Change in Control for other than Cause or the Executive’s Disability, Retirement or death, or (ii) the Executive elects to terminate her employment for Good Reason, then the Employers shall, subject to the provisions of Sections 6 and 7 hereof, if applicable;

(A)                              pay to the Executive, within thirty (30) days following the Date of Termination, a lump sum cash severance amount equal to three (3) times the sum of the Executive’s then current Base Salary and most recently paid bonus;

(B)                                provide to the Executive, her spouse and any dependents covered as of the Date of Termination for a period ending at the earlier of (i) three years subsequent to the Date of Termination or (ii) the date of the Executive’s full-time employment by another employer (provided that the Executive, her spouse and/or her dependents is entitled under the terms of such employment to benefits substantially similar to those described in this subparagraph (B)), at no cost to the Executive, continued participation in all group insurance, life insurance, health and accident insurance, and disability insurance offered by the Employers in which the Executive, her spouse and/or her dependents were participating immediately prior to the Date of Termination, with such coverage to be provided in compliance with Section 5(i) hereof;

(C)                                pay to the Executive, in a lump sum within thirty (30) days following the Date of Termination, a cash amount equal to the projected cost to the Employers of providing benefits to the Executive for a period of three years pursuant to any other employee benefit plans, programs or arrangements offered by the Employers in which the Executive was entitled to participate immediately prior to the Date of Termination (excluding (y) stock option plans, restricted stock plans and employee stock ownership plans of the Employers and (z) bonuses and other items of cash compensation), with the projected cost to the Employers to be based on the costs incurred for the calendar year immediately preceding the year in which the Date of Termination occurs and with any automobile-related costs to exclude any depreciation on Bank-owned automobiles; and

(D)                               provide the Executive with any Accrued Benefits, with such Accrued Benefits to be paid with ten (10) business days after the Date of Termination, except that Accrued Benefits under employee benefit plans shall be paid in accordance with the terms of such plans.

In addition, the pre-Merger Options shall become immediately vested and exercisable (to the extent not previously vested and exercisable) and shall remain exercisable for the period provided under the applicable option agreement.

(i)                                     In the event the Executive, her spouse or any other covered dependents are entitled to the continuation of insurance coverage pursuant to this Section 5, such coverage shall be provided on the same terms as similar coverage is provided to other employees of the Employers; provided that any insurance premiums payable by the Employers or any successors pursuant to this Section 5 shall be payable at such times and in such amounts as if the Executive was still an employee of the Employers, subject to any increases in such amounts imposed  by the insurance company or  COBRA, and the amount of insurance premiums required to be paid by the Employers in any taxable year shall not affect the amount of insurance premiums required to be paid by the Employers in any other taxable year; and provided further that if the participation of the Executive or other covered dependents in any group insurance plan is barred, the Employers shall either arrange to provide such persons with insurance benefits substantially similar to those which the Executive was entitled to receive under such group insurance plan or, if such coverage cannot be obtained, pay a lump sum cash equivalency amount within thirty (30) days following the Date of Termination based on the annualized rate of premiums being paid by the Employers as of the Date of Termination.

6.                                      Limitation of Benefits under Certain Circumstances. Notwithstanding the proration provision in Section 3(j) hereof, in the event the payments and benefits payable by the Bank pursuant to Section 5 hereof, either alone or together with other payments and benefits which the Executive has the right to receive from the Employers, would constitute a “parachute payment” under Section 280G of the Code, then the Bank’s share of the payments and benefits payable by the Employers pursuant to Section 5 hereof shall be reduced by the minimum amount necessary to result in no portion of the payments and benefits payable by the Bank under Section 5 being non-deductible to the Bank pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. In the event the Bank’s share of the payments and benefits payable by the Employers pursuant to Section 5 hereof is reduced by the preceding sentence, then the Corporation’s share of such payments and benefits shall be increased by an equivalent amount.

7.                                      Payment of Additional Benefits under Certain Circumstances.

(a)                                  In the event that the payments and benefits pursuant to Section 5(h) hereof, either alone or together with other payments and benefits which the Executive has the right to receive from the Employers or their predecessors or successors but before giving effect to this Section 7, would constitute a “parachute payment” as defined in Section 280G(b)(2) of the Code (the “Initial Parachute Payment”), then the Corporation shall pay to the Executive, in a lump sum within thirty (30) days following the Date of Termination, a lump sum cash amount equal to the sum of the following:

(A)                              twenty (20) percent (or such other percentage equal to the tax rate imposed by Section 4999 of the Code or any successor thereto) of the amount by which the Initial Parachute Payment exceeds the Executive’s “base amount” from the Employers, as defined in Section 280G(b)(3) of the Code, with the difference between the Initial Parachute Payment and the Executive’s base amount being hereinafter referred to as the “Initial Excess Parachute Payment”; and

(B)                                such additional amount (the “Tax Allowance”) as may be necessary to compensate the Executive for the payment by the Executive of state, local and federal income and excise and other taxes on the payment provided under clause (A) above and on any payments under this clause (B). The Tax Allowance shall be calculated by multiplying the “gross up percentage” (“GUP”) by the payment to be made under clause (A) above. The GUP shall be determined as follows:

GUP =	Tax Rate
1- Tax Rate

The Tax Rate for purposes of computing the GUP shall be equal to the sum of (i) twenty (20) percent (or such other percentage equal to the tax rate imposed by Section 4999 of the Code or any successor thereto), and (ii) the highest marginal federal, state and local income and employment-related tax rate (including Social Security and Medicare taxes) applicable to the Executive in the year in which the payment under clause (B) above is made, and shall also reflect the phase-out of deductions and the ability to deduct certain of such taxes.

All determinations to be made pursuant to this Section 7 shall be based upon the opinion of independent counsel selected by the Employers and paid for by the Employers.

(b)                                 Notwithstanding the foregoing, if it shall subsequently be determined in a final judicial determination or a final administrative settlement to which the Executive is a party that the actual excess parachute payment as defined in Section 280G(b)(1) of the Code is different from the Initial Excess Parachute Payment (such different amount being hereafter referred to as the “Determinative Excess Parachute Payment”), then the Corporation’s independent tax counsel or accountants shall determine the amount (the “Adjustment Amount”) which either the Executive must pay to the Corporation or the Corporation must pay to the Executive in order to put the Executive (or the Corporation, as the case may be) in the same position the Executive (or the Corporation, as the case may be) would have been if the Initial Excess Parachute Payment had been equal to the

Determinative Excess Parachute Payment. In determining the Adjustment Amount, the independent tax counsel or accountants shall take into account any and all taxes (including any penalties and interest) paid by or for the Executive or refunded to the Executive or for the Executive’s benefit. As soon as practicable after the Adjustment Amount has been so determined, and in no event more than thirty (30) days after the Adjustment Amount has been so determined, the Corporation shall pay the Adjustment Amount to the Executive or the Executive shall repay the Adjustment Amount to the Corporation, as the case may be.

(c)                                  In each calendar year that the Executive receives payments of benefits under this Section 7, the Executive shall report on her state, local and federal income tax returns such information as is consistent with the determination made by the independent tax counsel or accountants of the Corporation as described above. The Corporation shall indemnify and hold the Executive harmless from any and all losses, costs and expenses (including without limitation, reasonable attorneys’ fees, interest, fines and penalties) which the Executive incurs as a result of so reporting such information, with such indemnification to be paid by the Corporation to the Executive as soon as practicable and in any event no later than March 15 of the year immediately following the year in which the amount subject to indemnification was determined. The Executive shall promptly notify the Corporation in writing whenever the Executive receives notice of the institution of a judicial or administrative proceeding, formal or informal, in which the federal tax treatment under Section 4999 of the Code of any amount paid or payable under this Section 7 is being reviewed or is in dispute. The Corporation shall assume control at its expense over all legal and accounting matters pertaining to such federal tax treatment (except to the extent necessary or appropriate for the Executive to resolve any such proceeding with respect to any matter unrelated to amounts paid or payable pursuant to this Section 7) and the Executive shall cooperate fully with the Corporation in any such proceeding. The Executive shall not enter into any compromise or settlement or otherwise prejudice any rights the Corporation may have in connection therewith without the prior consent of the Corporation.

8.                                      Mitigation; Exclusivity of Benefits.

(a)                                  The Executive shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination or otherwise, except as set forth in Section 5(h)(B)(ii) hereof.

(b)                                 The specific arrangements referred to herein are not intended to exclude any other benefits which may be available to the Executive upon a termination of employment with the Employers pursuant to employee benefit plans of the Employers or otherwise.

9.                                      Withholding. All payments required to be made by the Employers hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Employers may reasonably determine should be withheld pursuant to any applicable law or regulation.

10.                               Competitive Activities.

(a)                                  The Executive agrees and acknowledges that by virtue of her employment hereunder, she will maintain an intimate knowledge of the activities and affairs of the Employers, including trade secrets, plans, business plans, strategies, projections, market studies, customer information, employee records and other internal proprietary and confidential information and matters (collectively “Confidential Information”). As a result, and also because of the special, unique and extraordinary services that the Executive is capable of performing for the Employers or one of its competitors, the Executive recognizes that the services to be rendered by her hereunder are of a character giving them a peculiar value, the loss of which cannot be adequately or reasonably compensated for by damages.

(b)                                 Except for the purpose of carrying out her duties hereunder, the Executive will not remove or retain, or make copies or reproductions of, any figures, documents, records, discs, computer records, calculations, letters, papers, or recorded or documented information of any type or description relating to the business of the Employers. The Executive agrees that she will not divulge to others any information (whether or not documented or recorded) or data acquired by her while in the Employers’ employ relating to methods, processes or other trade secrets or other Confidential Information.

(c)                                  The Executive agrees that the Employers are, and shall be, the sole and exclusive owner of all improvements, ideas and suggestions, whether or not subject to patent or trademark protection, and all copyrightable materials which are conceived by the Executive during her employment, which relate to the business of the Employers, which are confidential, or which are not readily ascertainable from persons or other sources outside the Bank or the Corporation.

(d)                                 Unless the Executive’s employment is terminated in connection with or following a Change in Control, then for a period of one year after the termination of employment, the Executive shall not, directly or indirectly, solicit, induce, encourage or attempt to influence any client, customer or employee of the Employers to cease to do business with, or to terminate any employee’s employment with, the Employers. The Executive shall not be subject to any of the limitations set forth in the preceding sentence if the Executive’s employment is terminated in connection with or following a Change in Control.

(e)                                  The Executive agrees that during the term of her employment hereunder, except with the express consent of the Employers, she will not, directly or indirectly, engage or participate in, become a director of, or render advisory or other services for, or in connection with, or become interested in, or make any financial investment in any firm, corporation, business entity or business enterprise competitive with or to any business of the Employers; provided, however, that the Executive shall not thereby be precluded or prohibited from owning passive investments, including investments in the securities of other financial institutions, so long as such ownership does not require her to devote substantial time to management or control of the business or activities in which she has invested. Notwithstanding anything to the contrary contained in this Agreement, during the term of this Agreement, the Executive shall have no employment contract or other written or oral agreement concerning employment as an officer of a savings bank or any other financial institution or financial institution holding company nor with any other entity or person other than the Bank or the Corporation. The provisions of this Section 10(e) shall not be applicable if the Executive’s employment is terminated in connection with or following a Change in Control.

(f)                                    The Employers shall be entitled to immediate injunctive or other equitable relief to restrain the Executive from failing to comply with any obligation under this Section 10 or from rendering her services to persons or entities than the Employers, in addition to any other remedies to which the Employers may be entitled under law. The right to such injunctive or other equitable relief shall survive the termination by the Employers of the Executive’s employment.

(g)                                 The Executive acknowledges that the restrictions contained in this Section 10 are reasonable and necessary to protect the legitimate interests of the Employers and that any violation thereof would result in irreparable injuries to the Employers. The Executive acknowledges that, if the Executive violates any of these restrictions, the Employers are entitled to obtain from any court of competent jurisdiction, preliminary and permanent injunctive relief as well as damages, and an equitable accounting of any earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Employers may be entitled. The Executive further acknowledges that the provisions of Sections 10(a), (b), (c), (f) and (g) shall remain in full force and effect beyond the termination of the Executive’s employment for any reason, including but not limited to termination in connection with or following a Change in Control.

11.                               Assignability. The Employers may assign this Agreement and their rights and obligations hereunder in whole, but not in part, to any corporation, bank or other entity with or into which the Employers may hereafter merge or consolidate or to which the Employers may transfer all or substantially all of their assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Employers hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

12.                               Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by first-class certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Bank:	Secretary
Willow Financial Bank
170 South Warner Road
Wayne, Pennsylvania 19087

To the Corporation:	Secretary
Willow Financial Bancorp, Inc.
170 South Warner Road
Wayne, Pennsylvania 19087

To the Executive:	Donna M. Coughey
At her last address on file with
the Employers

13.                               Amendment; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or officers as may be specifically designated by the Board of Directors of each of the Employers to sign on its behalf. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. In addition, notwithstanding anything in this Agreement to the contrary, the Employers may amend in good faith any terms of this Agreement, including retroactively, in order to comply with Section 409A of the Code.

14.                               Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the Commonwealth of Pennsylvania.

15.                               Nature of Obligations. Nothing contained herein shall create or require the Employers to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Employers hereunder, such right shall be no greater than the right of any unsecured general creditor of the Employers.

16.                               Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

17.                               Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

18.                               Changes in Statutes or Regulations. If any statutory or regulation provision referenced herein is subsequently changed or re-numbered, or is replaced by a separate provision, then the references in this Agreement to such statutory or regulatory provision shall be deemed to be a reference to such section as amended, re-numbered or replaced.

19.                               Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

20.                               Regulatory Actions. The following provisions shall be applicable to the parties to the extent that they are required to be included in employment agreements between a savings association and its employees pursuant to Section 563.39(b) of the Regulations Applicable to All Savings Associations, 12 C.F.R. §563.39(b), or any successor thereto, and shall be controlling in the event of a conflict with any other provision of this Agreement, including without limitation Section 5 hereof.

(a)                                  The Bank’s Board of Directors may terminate the Executive’s employment at any time, but any termination by the Bank’s Board of Directors, other than termination for Cause, shall not prejudice the Executive’s right to compensation or other benefits under this Agreement.

(b)                                 If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Employers’ affairs by a notice served under Section 8(e)(3) or Section 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. §1818(e)(3) and 1818(g)(1)), the Employers’ obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employers may, in their discretion:  (i) pay the Executive all or part of the compensation withheld while their obligations under this Agreement were suspended, and (ii) reinstate (in whole or in part) any of their obligations which were suspended.

(c)                                  If the Executive is removed from office and/or permanently prohibited from participating in the conduct of the Employers’ affairs by an order issued under Section 8(e)(4) or Section 8(g)(1) of the FDIA (12 U.S.C. §1818(e)(4) and (g)(1)), all obligations of the Employers under this Agreement shall terminate as of the effective date of the order, but vested rights of the Executive and the Employers as of the date of termination shall not be affected.

(d)                                 If the Bank is in default, as defined in Section 3(x)(1) of the FDIA (12 U.S.C. §1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but vested rights of the Executive and the Employers as of the date of termination shall not be affected.

(e)                                  All obligations under this Agreement shall be terminated pursuant to 12 C.F.R. §563.39(b)(5), except to the extent that it is determined that continuation of the Agreement for the continued operation of the Employers is necessary:  (i) by the Director of the Office of Thrift Supervision (“OTS”), or his/her designee, at the time the Federal Deposit Insurance Corporation (“FDIC”) enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA (12 U.S.C. §1823(c)); or (ii) by the Director of the OTS, or his/her designee, at the time the Director or his/her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director of the OTS to be in an unsafe or unsound condition, but vested rights of the Executive and the Employers as of the date of termination shall not be affected.

21.                               Regulatory Prohibition. Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. §1828(k)) and the regulations promulgated thereunder, including 12 C.F.R. Part 359. In the event of the Executive’s termination of employment with the Bank for Cause, all employment relationships and managerial duties with the Bank shall immediately cease regardless of whether the Executive remains in the employ of the Corporation following such termination. Furthermore, following such termination for Cause, the Executive will not, directly or indirectly, influence or participate in the affairs or the operations of the Bank, and any compensation and benefits which the Executive may continue to receive from the Corporation pursuant to Section 3 hereof shall be adjusted as appropriate so that they are commensurate solely with the Executive’s duties at the Corporation.

22.                               Payment of Costs and Legal Fees and Reinstatement of Benefits. In the event any dispute or controversy arising under or in connection with the Executive’s termination is resolved in favor of the Executive, whether by judgment, arbitration or settlement, the Executive shall be entitled to the payment of (a) all legal fees incurred by the Executive in resolving such dispute or controversy, and (b) any back-pay, including Base Salary, bonuses and any other cash compensation, fringe benefits and any compensation and benefits due to the Executive under this Agreement, within thirty (30) days following the date such judgment, arbitration or settlement becomes final and non-appealable.

23.                               Indemnification.

(a)                                  The Corporation shall provide the Executive (including her heirs, executors and administrators) with coverage under a directors’ and officers’ liability insurance policy at its expense and shall indemnify the Executive (and her heirs, executors and administrators) to the fullest extent permitted by law against all expenses and liabilities reasonably incurred by her in connection with or arising out of any action, suit or proceeding in which she may be involved by reason of her having been a director or officer of the Corporation or any of its subsidiaries or affiliates (whether or not she continues to be a director or officer at the time of incurring such expenses or liabilities). Such expenses and liabilities shall include, but shall not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements. The parties hereto acknowledge and agree that, for purposes of the right to indemnification by the Corporation as provided by Article VI of the Corporation’s Amended and Restated Bylaws, the Executive also is serving as a director and officer of the Bank at the request of the Corporation.

(b)                                 Any indemnification provided to the Executive by the Bank shall comply with 12 C.F.R. §545.121 or any successor regulation applicable to the Bank.

24.                               Entire Agreement. This Agreement embodies the entire agreement between the Employers and the Executive with respect to the matters agreed to herein. All prior agreements between the Employers and the Executive with respect to the matters agreed to herein are hereby superseded and shall have no force or effect, including the Prior Agreement, the Agreement between the parties dated January 20, 2005, and the agreement dated November 6, 2000 between Chester Valley Bancorp, Inc., First Financial and the Executive.

25.                               Survival. In the event the Executive’s employment is terminated during the term of this Agreement, any rights given under this Agreement to the Executive or the Employers, or any obligation imposed upon the Executive or the Employers under this Agreement, based upon the nature of such termination shall survive the Date of Termination, including those provisions in Sections 5, 6, 7 and 8 that relate to the specific reason for the termination of employment. In addition, the provisions of Sections 9, 10, 12, 13, 22, 23 (with respect to acts or omissions occurring on or before the Date of Termination), 24 and 25 shall survive the Date of Termination.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first written above.

Attest:	WILLOW FINANCIAL BANCORP, INC.

/s/ Joseph T. Crowley	By:	/s/ A. Brent O’Brien
Joseph T. Crowley		A. Brent O’Brien
Senior Vice President, Chief		Chairman of the Compensation Committee
Financial Officer and Corporate
Secretary

Attest:	WILLOW FINANCIAL BANK

/s/ Joseph T. Crowley	By:	/s/ A. Brent O’Brien
Joseph T. Crowley		A. Brent O’Brien
Senior Vice President, Chief		Chairman of the Compensation Committee
Financial Officer and Corporate
Secretary

EXECUTIVE

	By:	/s/ Donna M. Coughey
Donna M. Coughey

Exhibit A

GENERAL RELEASE

1. Release of Claims by Executive.

(a)  In consideration of the payments and benefits to be provided to Donna M. Coughey (“Executive”) pursuant to the employment agreement, dated as of October 23, 2007, to which the Executive, Willow Financial Bancorp, Inc., a Pennsylvania corporation (the “Corporation”), and Willow Financial Bank, a federally chartered savings bank (the “Bank”) are parties (the “Employment Agreement”), the sufficiency of which is acknowledged hereby, the Executive, with the intention of binding herself and her heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Corporation and its subsidiaries and affiliates (the “Corporation Affiliated Group”), their present and former officers, directors, executives, agents, attorneys and employees, and the successors, predecessors and assigns of each of the foregoing (collectively, the “Corporation Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Corporation Released Party in any capacity, including, without limitation, any and all claims (i) arising out of or in any way connected with the Executive’s service to any member of the Corporation Affiliated Group (or the predecessors thereof) in any capacity, or the termination of such service in any such capacity, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (iv) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices) and (v) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1988, the Fair Labor Standards Act, the Americans with Disabilities Act (“ADA”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Age Discrimination in Employment Act (“ADEA”) and any similar or analogous state statute, excepting only:

(A)  the rights of the Executive under the Employment Agreement, including her right to severance;

(B)  the rights of the Executive (i) relating to any stock options and other equity-based awards held by the Executive as of the date hereof (collectively, the “Equity Arrangements”) and (ii) as a stockholder of the Corporation or its affiliates;

1

(C)  the right of the Executive to receive COBRA continuation coverage in accordance with applicable law;

(D)  rights to indemnification the Executive may have under (i) applicable corporate law, (ii) the bylaws or articles of incorporation of any Corporation Released Party, (iii) any other agreement between the Executive and a Corporation Released Party, (iv) as an insured under any director’s and officer’s liability insurance policy now or previously in force or (v) Section 6.08 of the Agreement and Plan of Merger, dated as of January 20, 2005, between the Corporation and Chester Valley Bancorp, Inc.; and

(E)  claims for benefits under any health, disability, retirement, life insurance or other, similar “employee benefit plan” (within the meaning of Section 3(3) of ERISA) of the Corporation Affiliated Group (the “Corporation Benefit Plans”).

(b)  The Executive acknowledges and agrees that the release of claims set forth in this Section 1 is not to be construed in any way as an admission of any liability whatsoever by any Corporation Released Party, any such liability being expressly denied.

(c)  The release of claims set forth in this Section 1 applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorney’s fees and expenses.

(d)  The Executive specifically acknowledges that her acceptance of the terms of the release of claims set forth in this Section 1 is, among other things, a specific waiver of her rights, claims and causes of action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind.

(e)  The Executive shall have a period of 21 days to consider whether to execute this General Release. To the extent the Executive has executed this General Release within less than twenty-one (21) days after its delivery to her, the Executive hereby acknowledges that her decision to execute this General Release prior to the expiration of such twenty-one (21) day period was entirely voluntary. If Executive accepts the terms hereof and executes this General Release, she may thereafter, for a period of 7 days following (and not including) the date of execution, revoke this General Release. If no such revocation occurs, this General Release shall become irrevocable in its entirety, and binding and enforceable against the Executive, on the day next following the day on which the foregoing seven-day period has elapsed. Any revocation of this General Release shall be deemed for all purposes a revocation of this General Release in its entirety.

(f)  The Executive acknowledges and agrees that she has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.

2. Effect of Unenforceability of Release. In addition to any other remedy available to the Corporation hereunder, in the event that, as a result of a challenge brought by an Employee Released Party (as defined below), the release of claims set forth in Section 1 becomes null and void or is otherwise determined not to be enforceable, then the Corporation’s obligation to make any

2

additional payments or to provide any additional benefits under the Severance Agreement shall immediately cease to be of any force and effect, and Executive shall promptly return to the Corporation any payments or benefits the provision of which by the Corporation was conditioned on the enforceability of this General Release.

3. Release of Claims by the Corporation.

(a)   The Corporation, with the intention of binding itself and its subsidiaries, affiliates, predecessors and successors and their directors and officers (collectively, the “Releasing Entities”), does hereby release, remise, acquit and forever discharge the Executive and her heirs, estate, executors, administrators and assigns (collectively, the “Employee Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which the Corporation and its subsidiaries, affiliates, predecessors and successors, individually or as a member of a class, now have, own or hold, or have at any time heretofore had, owned or held, against any Employee Released Party, excepting only:

(A)  rights of the Releasing Entities under this General Release, the post-termination of employment obligations of the Employment Agreement, the Equity Arrangements and the Corporation Benefit Plans; and

(B)  rights of the Releasing Entities arising by reason of the Executive having committed a crime or an act or omission to act which constitutes fraud, willful misconduct or gross negligence.

(b)  The Releasing Entities acknowledge and agree that the release of claims set forth in this Section 3 is not to be construed in any way as an admission of any liability whatsoever by any Employee Released Party, any such liability being expressly denied.

(c)  The release of claims set forth in this Section 3 applies to any relief no matter how called, including, without limitation, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorney’s fees and expenses.

(d)  Nothing herein shall be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law the Corporation is not permitted to waive.

(e)  The Corporation acknowledges and agrees that it has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Employee Released Party with any governmental agency, court or tribunal.

4. Nondisparagement. The Executive agrees not to make any disparaging statements about the Corporation Released Parties or the Corporation Affiliated Group’s business practices, operations or personnel policies and practices to any of the Corporation Affiliated Group’s

3

customers, clients, competitors, suppliers, directors, consultants, employees, former employees, or the press or other media in any country. Similarly, the Corporation agrees to instruct its executive officers and directors not to make any disparaging statement about the Executive or the Executive’s performance of her duties and responsibilities while employed with the Corporation Affiliated Group to any of the Corporation Affiliated Group’s customers, client’s, competitors, suppliers, directors, consultants, employees, former employees or the press or other media in any country.

5. Counterparts. This General Release may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

6. Successors. This General Release shall be binding upon any and all successors and assigns of the Executive and the Corporation.

7. Governing Law. Except for issues or matters as to which federal law is applicable, this General Release shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania.

IN WITNESS WHEREOF, this General Release has been signed by or on behalf of each of the Parties, all as of the date set forth below.

WILLOW FINANCIAL BANCORP, INC.

Executive	By:
Its:

Dated:	Dated:

4